CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-56123, 333-56127 and 333-153734) on Form S-8 of Bioanalytical Systems, Inc. of our report dated December 31, 2012, relating to the financial statements appearing in this Annual Report on Form 10-K.

Crowe Horwath LLP

Fort Wayne, Indiana
December 31, 2012